Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

Dogwood Therapeutics, Inc.

The undersigned, being a duly authorized officer of Dogwood Therapeutics, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.The name of the Corporation is Dogwood Therapeutics, Inc.

2.The Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article 4 thereof, and by substituting in lieu thereof, the following new paragraphs:

“A. Classes of Stock. The aggregate number of shares of stock that the Corporation shall have the authority to issue is 200,000,000, of which 195,000,000 shares are Common Stock with a par value of $0.0001 per share (the “Common Stock”), and 5,000,000 shares are Preferred Stock with a par value of $0.0001 per share (the “Preferred Stock”).”

3.The amendment of the Certificate of Incorporation herein has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law (“DGCL”). Written consent to the amendment was given in accordance with Section 141(f) of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of June 17, 2026.

DOGWOOD Therapeutics, INC.

By: /s/ Greg Duncan_________

Name: Greg Duncan

Title: Chief Executive Officer